As filed with the Securities and Exchange Commission on April 8, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Addex Therapeutics Ltd

(Exact name of Registrant as specified in its charter)

Switzerland	Not applicable
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

Chemin des Mines 9

CH- 1201

Geneva, Switzerland

+41 22 884 1555

(Address of principal executive offices) (Zip code)

Addex Therapeutics Ltd Share Option Plan

(Full title of the plan)

Addex Pharmaceuticals Inc.

650 Califonia Street

San Francisco, CA 94108

+1 415 429 2591

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Joshua A. Kaufman Marc Recht Cooley LLP 55 Hudson Yards New York, New York 10001 +1 212 479 6000	David C. Boles Cooley (UK) LLP Dashwood 69 Old Broad Street London EC2M 1QS United Kingdom +44 20 7583 405	Frank Gerhard Homburger AG Prime Tower Hardstrasse 201 CH-8005 Zurich, Switzerland +41 43 222 10 00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Shares, nominal value CHF 1.00 per share, issued or issuable upon the exercise of outstanding and reserved options under the Option Plan	1,000,000	$1.79	$1,790,000.00	$195.29
Shares, nominal value CHF 1.00 per share (3)	77,362	$1.21– $1.54	$99,337.48	$10.84

(1)

Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional common shares of CHF 1.00 each nominal value (the “Shares”) of the Registrant that become issuable under the Addex Therapeutics Ltd Share Option Plan (the “Option Plan”) by reason of any share dividend, share split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding Shares.

(2)

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(h) and Rule 457(c) promulgated under the Securities Act. The offering price per share and the aggregate offering price are based upon (a) a range of $1.21 — $1.54, which is the exercise price per share for outstanding options granted under the Option Plan and (b) $1.79, which relates to CHF 1.69, the average of the high and low prices of our shares on SIX on April 1, 2021, using an exchange rate between the Swiss Franc and the U.S dollar of $1.0613 per CHF 1.0 as of April 1, 2021.

(3)	Represents Shares issued or issuable upon exercise of options granted to U.S. persons during Fiscal Year 2020 registered for resale.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.                PLAN INFORMATION.

Not required to be filed with this Registration Statement.

ITEM 2.                REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Recent Developments

On March 23, 2021, the Addex Therapeutics Ltd (the “Registrant”) entered into an addendum (the “Addendum”) to the Sale Agency Agreement between the Registrant and Kepler Cheuvreux, dated August 24, 2020 (the “Sale Agreement”). The Addendum extended the duration of the Sale Agreement from March 31, 2021 until December 31, 2021, unless terminated earlier by either party. The terms of the Sale Agreement otherwise remain unchanged.

Selling Shareholders

The following table sets forth (a) the name and position or positions with the Company of each Selling Shareholder; (b) the aggregate of (i) the number of Shares held by each Selling Shareholder as of the date of this prospectus and (ii) the number of Shares issuable upon exercise of options granted to each Selling Shareholder under the Option Plan that are being registered pursuant to this Registration Statement for resale by each Selling Shareholder as of the date of this prospectus; (c) the number of Shares that each Selling Shareholder may offer for sale from time to time pursuant to this prospectus, whether or not such Selling Shareholder has a present intention to do so; and (d) the number of Shares to be beneficially owned by each Selling Shareholder following the sale of all shares that may be so offered pursuant to this prospectus, assuming no other change in ownership of Shares by such Selling Shareholder after the date of this prospectus. Unless otherwise indicated, beneficial ownership is direct and the person indicated has sole voting and investment power.

Inclusion of an individual’s name in the table below does not constitute an admission that such individual is an “affiliate” of the Company.

Selling	Principal Position with	Shares Owned Prior to Resale (2)		Number of Shares Offered	Shares Beneficially Owned After Resale (2)
Shareholder	the Company (1)	Number	Percent	for Resale	Number	Percent
Jake Nunn	Director	*	*	30,000	*	*
Isaac Manke	Director	*	*	30,000	*	*
Darryle Schoepp	Chairman of Scientific Advisory Board	*	*	17,362	*	*

* Less than 1%.

(1)	All positions described are with the Company, unless otherwise indicated.

(2)

Percentage is computed with reference to 34,047,908 Shares outstanding as of April 1, 2021 and assumes for each Selling Shareholder the sale of all Shares offered by that particular Selling Shareholder under this prospectus.

Plan of Distribution

In this section of the prospectus, the term “Selling Shareholder” means and includes:

•                  the persons identified in the table above as the Selling Shareholders;

•                  those persons whose identities are not known as of the date hereof but may in the future be eligible to receive options under the Option Plan, or be eligible to purchase shares under the ESOP; and

•                  any of the donees, pledgees, distributees, transferees or other successors in interest of those persons referenced above who may: (a) receive any of the Shares offered hereby after the date of this prospectus and (b) offer or sell those shares hereunder.

The Shares offered by this prospectus may be sold from time to time directly by the Selling Shareholders. Alternatively, the Selling Shareholders may from time to time offer such Shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Shareholders as of the date of this prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the Shares offered hereby. The distribution of the Shares by the Selling Shareholders may be effected: in one or more transactions that may take place on the SIX Swiss Exchange (including one or more block transaction) through customary brokerage channels, either through brokers acting as agents for the Selling Shareholders, or through market makers, dealers or underwriters acting as principals who may resell these Shares on the SIX Swiss Exchange; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Shareholders in connection with sales of our Shares.

The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the Shares or otherwise. In such transactions, broker-dealers may engage in short sales of the Shares in the course of hedging the positions they assume with the Selling Shareholders. The Selling Shareholders also may sell Shares short and redeliver the Shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of Shares. The broker-dealer may then resell or otherwise transfer such Shares pursuant to this prospectus.

The Selling Shareholders also may lend or pledge Shares to a broker-dealer. The broker-dealer may sell the hares so lent, or upon a default the broker-dealer may sell the pledged Shares pursuant to this prospectus. Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

Although the Shares covered by this prospectus are not currently being underwritten, the Selling Shareholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of Shares may be deemed “underwriters” within the meaning of the Securities Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of Shares offered hereby may not simultaneously engage in market making activities with respect to the Shares for a period of up to five days preceding such distribution. The Selling Shareholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Shareholders.

We will bear all costs, expenses and fees in connection with the registration of the Shares offered hereby. However, the Selling Shareholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the Shares offered pursuant to this prospectus. We have agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Shareholders will sell any or all of the securities offered by them hereby.

PART II

ITEM 3.                INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by the Registrant with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

(a)           The Registrant’s Form 20-F dated March 11, 2021 (File No. 001-39179), which contains audited statements for the Registrant’s latest fiscal year for which such statements have been filed;

(b)           Our reports on Form 6-K furnished to the SEC on January 12, 2021, January 21, 2021, February 16, 2021, February 17, 2021, March 11, 2021 and April 8, 2021; and

(c)           The description of the Registrant’s Shares which is contained in the Registrant’s Registration Statement on Form 8-A filed on January 14, 2020 (File No. 001-39179) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents, reports and definitive proxy or information statements filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K filed during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Securities and Exchange Commission. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.                DESCRIPTION OF SECURITIES

See the description of the Registrant’s Shares contained in the Registration Statement on Form 20-F (File No. 001-39179), under the exhibits 2.4 “Description of Ordinary Shares of the Registrant” and 2.5  “Description of American Depositary Shares representing Ordinary Shares of the Registrant”.

ITEM 5.                INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6.                INDEMNIFICATION OF DIRECTORS AND OFFICERS

Under Swiss law, a corporation may indemnify its directors or officers against losses and expenses (except for such losses and expenses arising from willful misconduct or negligence, although legal scholars advocate that at least gross negligence be required), including attorney’s fees, judgments, fines and settlement amounts actually and reasonably incurred in a civil or criminal action, suit or proceeding by reason of having been the representative of, or serving at the request of, the corporation.

We have entered into indemnification agreements with each of our directors and executive officers. These agreements require us to indemnify our directors and executive officers to the fullest extent permitted by law. However, under Swiss corporate law, the indemnification of our directors and executive officers is not effective if such director or executive officer intentionally or grossly negligently violated his or her corporate duties towards the corporation, each of its shareholders or creditors.

In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of their duties under the employment agreement with the company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 7.                EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.                EXHIBITS

Exhibit Number	Description

3.1(1)	Articles of Association of Addex Therapeutics Ltd

3.2(2)	Organizational Rules of Addex Therapeutics Ltd

5.1	Opinion of Homburger AG, Swiss counsel of the Registrant, as to the validity of the Shares registered hereby

10.4	Addex Therapeutics Ltd Share Option Plan, as amended

23.1	Consent of BDO AG, independent registered public accounting firm

23.2	Consent of PricewaterhouseCoopers SA, independent registered public accounting firm

23.3	Consent of Homburger AG (included in Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Form S-8)

(1)                                 Previously filed as Exhibit 3.1 to the Registrant’s Registration Statement on Form F-1, as amended (File No. 333- 251322), filed with the Securities and Exchange Commission on December 14, 2020, and incorporated by reference herein.

(2)                                 Previously filed as Exhibit 3.2 to the Registrant’s Registration Statement on Form F-1, as amended (File No. 333- 235554), filed with the Securities and Exchange Commission on December 17, 2019, and incorporated by reference herein.

ITEM 9.                UNDERTAKINGS

1.                                      The undersigned registrant hereby undertakes:

(a)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(b)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.                                      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.                                      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Geneva, Switzerland, on this 8th day of April, 2021.

ADDEX THERAPEUTICS LTD

By:	/s/ Tim Dyer
Tim Dyer
Chief Executive Officer

POWERS OF ATTORNEY

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Tim Dyer and Lénaïc Teyssédou, to act as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tim Dyer	Chief Executive Officer and Director	April 8, 2021
Tim Dyer	(Principal Executive Officer)

/s/ Lénaïc Teyssédou	Head of Finance
Lénaïc Teyssédou	(Principal Financial Officer and Principal Accounting Officer)	April 8, 2021

/s/ Vincent Lawton		April 8, 2021
Vincent Lawton	Director

/s/ Ray Hill		April 8, 2021
Ray Hill	Director

/s/ Isaac Manke		April 8, 2021
Isaac Manke	Director

/s/ Roger Mills		April 8, 2021
Roger Mills	Director

/s/ Jake Nunn
Jake Nunn	Director	April 8, 2021

Addex Pharmaceuticals Inc.

/s/ Tim Dyer
By: Tim Dyer	Authorized Representative in the United States	April 8, 2021
Title: Chief Executive Officer